UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2026

Monroe Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00866	27-4895840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 North Wacker Drive, 35th Floor, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	MRCC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 14, 2026, Monroe Capital Corporation (the “Company”) entered into Amendment No. 9 to the Second Amended and Restated Senior Secured Revolving Credit Agreement (the “Amendment”) with certain lenders party thereto and ING Capital LLC, as administrative agent. The Amendment amends the Company’s Second Amended and Restated Senior Secured Revolving Credit Agreement (the “Credit Facility”) to, among other things, establish a temporary “Borrowing Base Flex Period” that adjusts certain borrowing base mechanics, concentration limits and related calculations; establish financing arrangements tied to the Company’s 4.75% Notes due 2026 (CUSIP No. 610335 AB7) (the “2026 Notes”), including a loan funded on the Amendment No. 9 effective date and a subsequent “2026 Loan Increase” to refinance the 2026 Notes; increase applicable interest margins by 0.75% (to 2.375% for ABR loans and 3.375% for SOFR/Eurocurrency/RFR loans); and enhance mandatory prepayment provisions, including 100% prepayments of specified proceeds received during the Borrowing Base Flex Period, subject to customary timing and limited exceptions. The Amendment also makes conforming and administrative updates to definitions, fee provisions and other mechanics, and adds references to the previously announced Asset Purchase Agreement with Monroe Capital Income Plus Corporation and Agreement and Plan of Merger with Horizon Technology Finance Corporation.

The Credit Facility continues to be secured by substantially all of the Company’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Company). The credit agreement and related agreements governing the Credit Facility require the Company to, among other things, (i) make representations and warranties regarding the collateral as well as the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including covenants related to: (A) limitations on the incurrence of additional indebtedness and liens, (B) limitations on certain investments, (C) limitations on certain asset transfers and restricted payments, (D) maintaining minimum levels of asset coverage, senior debt coverage and net worth, and (E) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Company and certain of its subsidiaries. During the Borrowing Base Flex Period, certain covenants and mechanics operate in their amended form as described in the Amendment. The credit agreement and related documents also include usual and customary default provisions such as the failure to make timely payments under the facility, the occurrence of a change in control and the failure by the Company to materially perform under the credit agreement and related agreements governing the facility, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

In addition to the asset coverage and senior debt coverage ratios noted above, borrowings under the Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio, with certain mechanics and limits adjusted during the Borrowing Base Flex Period as described in the Amendment.

Borrowings under the Credit Facility will continue to be subject to the facility’s various covenants and the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 8.01. Other Events.

On January 15, 2026, the Company completed the redemption of all of its outstanding 2026 Notes in an aggregate principal amount of $130,000,000, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date. Following the redemption, no 2026 Notes remain outstanding and interest on the 2026 Notes ceased to accrue as of the redemption date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 9 to Second Amended and Restated Senior Secured Revolving Credit Agreement among the Company, as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated January 14, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

By:	/s/ Lewis W. Solimene, Jr.
Name:	Lewis W. Solimene, Jr.
Title:	Chief Financial Officer and Chief Investment Officer

Dated: January 15, 2026